Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

HONGLI GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares, par value $[●] per share	457(a)	[●]		$28,750,000	US$ $92.70 per million dollars	$2,665.13
Total Offering Amounts						$28,750,000		$2,665.13
Total Fees Previously Paid								$2,665.13
Total Fee Offsets								-
Net Fee Due								0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to 15% of the total number of the ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any. See “Underwriting.”

(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A